Employment Agreement - ND Holdings, Inc.

Robert Walstad Employment Agreement

AGREEMENT dated as of Ocotber 1, 2001 by and between ND Holdings, Inc., a Corporation organized and existing under the laws of the State of North Dakota, having an office and principal place of business at 1 North Main, Minot, North Dakota 58703 (hereinafter referred to as the “Employer”), and Robert Walstad, an individual residing at Minot, North Dakota, (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employee has a acted as the Employer’s President since inception of the Employer; and

WHEREAS, Employer desires to procure the continued services and access the business knowledge of

Employee upon the terms herein set forth; and

WHEREAS, Employee desires to render services upon the terms herein set forth.

NOW THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and for other good and valuable consideration, the parties agree as follows:

1.                Employment: The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.                Term: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin and be effective the 1st day of September 2001, and shall continue for a minimum period of three years thereafter. Employee shall be subject to annual reviews with the Employer’s board of directors or compensation committee beginning September 1, 2002, and each year thereafter; upon satisfactory good faith review of Employee’s performance, the term of this contract shall be extended an additional year, allowing the termination date of this contract to be annually rolled forward for successive one year periods.

3.                Compensation: For all services rendered by the Employee during the term of this Agreement, the Employer shall pay to the Employee the following compensation:

(a)         As salary (or other applicable payment) the total sum of three hundred sixty thousand dollars ($360,000), as salary, which sum shall be payable at the rate often thousand dollars ($10,000) per month, in arrears, commencing on the last day of the month of September, 2001, and on the last day of each month thereafter during the entire term hereof. All salary compensation provided for in this Agreement shall be subject to the Employer deducting therefrom Social Security, Medicare, federal and state income taxes and any and all withholding payments as may be required by law.

(b)         On the execution of this contract, in compensation of past services and loyalty, Employee shall receive a one time signing incentive consisting of 200,000 options to purchase the no par common stock of Employer at a strike price of $0.85 of Employer’s no par common stock. Upon satisfactory good faith review of the Employees performance, including but not limited to the review of the Employers EBITDA, Earnings per Share and Share Price, Employee shall receive 30,000 options to purchase the no par common stock of Employer at a strike price equal to the higher of the highest asking price or highest traded price (as determined by NASDAQ Electronic Bulletin Board quotation) of Employer’s no par common stock on such anniversary date or the next business day if the market is closed on such anniversary date. Said options shall be perpetual and have no termination date. Neither the options nor the underlying common stock shall be registered for sale to the public and such securities shall be issued in a private transaction exempt from state or federal securities registration requirements.

4.                Duties: This contract is made in order that the Employer may procure continued access to the business knowledge and experience of Employee, while enabling the Employee and Board of Directors to shift the responsibility of the day to day management duties and operational requirements of the Employer to a new President. The Employee agrees to act as the Employer’s Chief Executive Officer and/or Chairman of the Board of Directors with specific involvement in mergers, acquisitions and dispositions, mutual fund administration, financing and overall business planning for the Employer. Employee agrees to devote Employee’s professional knowledge, energies and endeavors to the business of Employer as Chief Executive Officer and/or Chairman of the Board in the manner directed by the Board of Directors from time to time, and in strict accordance with the ethical standards of a securities and business professional. Employee will not engage in any other gainful occupation for his personal benefit without the prior written consent of the Employer acting by its Board of Directors, which consent may be not be unreasonably withheld so long as such business does not interfere with the duties of the Employee.

5.                Extent of Services: The Employee shall make himself available to act as the Employer’s Chief

Executive Officer and/or Chairman of the Board with specific involvement in mergers, acquisitions and dispositions, mutual fund administration, financing and overall business planning for the Employer during the three year term of this agreement. The Employee shall be furnished by the Employer with adequate office space, adequate secretarial and clerical assistance, a desk, furniture and other office facilities reasonably necessary for the performance of the Employee’s duties. Should the Board of Directors terminate Employee as Chief Executive Officer and/or Chairman of the Board, or the Employer’s shareholders fail to elect Employee to the Board of Directors, for any reason other than those listed in Section 13 below, the obligation of Employee to Employer shall be terminated but the remaining portion of the contract payments of $10,000 per month shall continue to be made to the Employee either in continuing monthly increments or in a lump sum. In the event action is taken whereby the Employer is dissolved, the majority of its assets are sold, distributed or otherwise disposed of, or the Employer is merged into or the majority of its equity is acquired by another entity, the obligation of Employee to Employer shall be terminated but the remaining portion of the contract payments of $10,000 per month shall continue to be made to the Employee either in continuing monthly increments or in a lump sum.

6.                Death and Disability Benefit: In the event of Employee’s death during the term of this contract the Employer will pay the Employee’s estate for a six month period, either in continuing monthly increments or in a lump sum, the amount of $10,000 per month. In the event of Employee’s disability during the term of this contract the obligation of Employee shall be terminated but the Employer will pay the Employee for a six month period, either in continuing monthly increments or in a lump sum, the amount of $10,000 per month. In the event of Employee’s disability the Employer shall be furnished with acceptable medical evidence of the Employee’s disability if requested by the Employer. Acceptable medical evidence shall be a written certification furnished by a physician satisfactory to both the Employer and the Employee certifying that the Employee is then incapable of performing Employee duties under this Agreement. If the parties cannot agree upon a physician to make the necessary examination and certification, the parties shall submit the matter to the president of the local medical society nearest to the place where the Employee is then physically located to have a physician designated to make such examination and certification, which shall be binding upon the parties. The Employer shall pay for any expenses relating to said examination and certification.

7.                Expenses and Benefits:

(a)                The Employer shall pay for and/or reimburse the Employee for the cost of attending professional, management or technical seminars.

(b)                The Employer shall maintain for the benefit of the Employee such medical, hospitalization, life and disability insurance in such amounts as may be determined by the Board of Directors, in its absolute discretion, from time to time, provided same are available at standard rates, with Employee to receive at a minimum, those benefits provided to other regular employees.

(c)                The Employee is authorized to incur reasonable expenses for potential acquisition, merger or asset disposition due diligence as well as for promoting the business of the Employer, including the expenses for entertainment, travel and similar items. The Employer will pay for and/or reimburse the Employee for all such reasonable expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures in a form complying with all applicable rules and regulations of the Internal Revenue Service.

(d)                The Employee shall be entitled to a vacation of up to four weeks per calendar year, or pro rata for a portion of a calendar year, without a reduction in compensation. The time of said vacation shall be determined by Employee with reasonable notice to be given to the Employer.

(e)                The Employee shall be entitled to sick leave, if necessary, without a reduction of Employee’s salary.

(f)                The Employee will participate in and receive any available benefits to employees under the Employer’s current 401K plan and any future pension, profit sharing or retirement plans which the Company may install, in accordance with the provisions of each plan.

(g)                The Employee will participate in and receive any available benefits or distributions to employees under the Employer’s current ESOP plan in accordance with the provisions of such plan.

(h)                The Employee shall have the benefit of any life insurance benefits payable to Employee’s beneficiaries or his estate, if any under any presently existing contracts owned by the Employer.

(i)                The Employee shall be provided with an allowance of 1% of his total annual salary for errors on expenses reported to the Employer, provided that such errors are the result of inadvertence or represent out-of-pocket payments for corporate expenses. Employee will pay to the Employer an amount equal to the error within 30 days of the discovery of the error. If the error is not the result of inadvertence or does not represent out-of-pocket payment for corporate expenses, Employee shall pay Employer an amount in addition to the amount of the error equal to the then current prime rate plus 1% of the amount of the error.

8.                Life Insurance: The Employer may, in its discretion, at any time after the execution of this Agreement, maintain for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Employer may choose. The Employee shall have no interest whatsoever in any such policy or policies, but shall, at the request of the Employer, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for such insurance.

9.                Disposition of Employee’s Options on Early Termination or Change of Control. The terms of this agreement (item 3(b) above) call for Employee to receive certain options to purchase common stock of the Employer. On termination of Employee’s employment by action of the Board of Directors or any other Individual or Entity in terminating Employee for any reason other than those listed in section 13 hereof, or otherwise materially reducing Employee’s duties and authority as Chief Executive Officer and/or Chairman of the Board of Directors of the Employer, Employee shall be paid a lump sum amount equal to 25% of the difference between the option strike price and the underlying stock price on the date of termination or reduction of duties for each option held by the Employee. In the event of a change in management and/or control of Employer as a result of an uninvited purchase or other uninvited acquisition of such portion of Employer’s voting equity shares and/or voting proxies enabling a third party or concerted group to gain control of Employer’s Board of Directors, Employee shall have the option to require Employer to purchase Employee’s options at a price equal to the difference between the option strike price and 150% of the underlying stock price on the date of such change of management and/or control. At the option of Employee, Employee shall have ninety days after the termination, reduction in duties, or change in management and/or control to make demand of the Employer to purchase Employee’s options, thereafter the Employee’s option sell back privilege shall be terminated but Employee’s options and all other rights associated therewith shall remain valid.

10.                Confidentiality and Disclosure of Information: The Employee recognizes and acknowledges that the Employer is engaged in the furnishing of certain financial services, mutual fund brokerage and other customer related services some of which are intangible and not quantifiable and that there may be techniques and concepts which become a part of the proprietary rights of the Employer in and to the Employer’s techniques, operations and procedures. During the course of Employee’s employment hereunder, the Employee may develop or come into contact with, as same may exist from time to time, such techniques, operations and procedures, all of which are valuable, special and unique assets of the Employer’s business. The Employee shall not, during or after the term of Employee’s employment, without the prior written consent of the Employer, remove any software, files, records, lists, materials, documents, names or other matters which may come to Employee’s attention, including copies or abstractions therefrom, or Employee’s own notes made therefrom; disclose the names of the Employer’s customers, other employees or agents or any part thereof, nor make use of, nor disclose, divulge or reveal the files, records, materials, documents, or client names, owned by the Employer to any person, firm, corporation, association or any other entity, for any reason or purpose whatsoever. The Employee shall not disclose, write, publish or otherwise disseminate any material, factual, fictitious or otherwise that may make reference to or be based upon any reference to the Employer or any customer or other employee of the Employer, files, records, materials, documents, names or other matters of the Employer. The Employee further covenants and agrees that Employee shall retain all such knowledge and information which Employee shall acquire and develop during Employee’s employment respecting the customers and other confidential information in trust for the sole benefit of the Employer and its successors and assigns. In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this Agreement without the posting of any bond or security. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

11.                Non Solicitation of Employees and Agents: Employee During the period commencing on the date hereof and ending one year after the termination of the Employee’s employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees or representatives of Employer to leave the employ of or association with Employer, or solicit the business of any client or customer of Employer.

12.                Covenant to Report: The Employee shall promptly communicate and disclose to the Employer all observations made and data obtained by Employee in the course of Employee’s employment. All written materials, records, software and documents made by the Employee or coming into Employee’s possession during the term of this Agreement concerning the business or affairs of the Employer, shall be the sole property of the Employer, and upon the termination of the employment period or upon the request of the Employer during this period, the Employee shall promptly deliver the same to the Employer, or any affiliate designated by it. The Employee agrees to render to the Employer, or any affiliate designated by it, such reports of the activities undertaken by the Employee or conducted under the Employee’s discretion pursuant hereto during the employment period as the Employer may request. In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this Agreement. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

13.                Termination: All compensation, including fringe benefits, if any, shall cease upon termination of employment if terminated in accordance with this section. In the event of Employee’s disability or death during the term of this contract, the obligation of Employee shall be terminated but the remaining portion of the contract payments of$ 10,000 per month shall continue to be made to the Employee or Employee’s estate, as the case may be, either in continuing monthly increments or in a lump sum. This Agreement may be terminated by mutual written agreement or as provided in Article IV, Section 3 of the Employers bylaws and may also terminate upon the occurrence of any one of the following events:

(a)                The Employer’s bankruptcy, general assignment or trust mortgage for the benefit of creditors, receivership or involuntary dissolution of the Employer; in such event Employee would have such rights and claims as are available under applicable bankruptcy regulations.

(b)                If after written notice of specific failure to carry out duties under this contract (the “defined failure”) and a thirty day opportunity to cure the defined failure, Employer Board of Directors determines in its sole good faith discretion that Employee has failed to carry out his duties and responsibilities as required by this contract.

(c)                The commission of any crime, or violation of any federal, state or self regulatory organization rule by Employee which would by law or regulatory rule prevent Employee from carrying out his duties and responsibilities under this agreement.

(d)                In the event of a change in management and/or control of Employer as a result of an uninvited purchase or other uninvited acquisition of such portion of Employer’s voting equity shares and/or voting proxies enabling a third party or concerted group to gain control of Employer’s Board of Directors, Employee may at his option deem this contract terminated and be entitled to the following compensation: (I) severance payment equal to the balance of the remaining unpaid salary due the Employee under the term of this contract. Such amount is to be paid immediately, and immediate waiver and release of the conditions and requirements of sections 10 and 11 (“Confidentiality and Disclosure of Information” and “Non Solicitation of Employees and Agents”) hereof.

14.                Automobile: The Employee shall be responsible for Employee’s own automobile, its maintenance and insurance. Such automobile liability insurance shall be at least the minimum amounts as required by Employee’s state of residence. The Employer shall have the right to request the Employee, from time to time, to furnish evidence satisfactory to the Employer that such insurance and coverage is being maintained.

15.                Amendment or Alterations: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both the Employer and the Employee.

16.                Choice of Law: This Agreement shall be governed by the laws of the State of North Dakota.

17.                Notices: Any notices or tenders required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered mail to the residence of the Employee or to the residence of the legal representative of the estate of the Employee or to the principal place of business of the Employer and shall be deemed given when mailed.

18.                Waiver of Breach: The waiver by Employer or by Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either of the parties hereto.

19.                Binding Effect: The terms of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

20.                Entire Agreement: This instrument contains the entire agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

Employer:

ND Holdings, Inc.

By:   Richard Olson, its President and COO

Signature /s/Richard Olson

Employee:

Robert Walstad

Signature:/s/ Robert E. Walstad